EXHIBIT 99.1

Investor Relations for Hillenbrand
Contact: Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com

Joe Loughrey Assumes Chairman of the Board Role at Hillenbrand

BATESVILLE, Ind., February 27, 2013 — /PR NewsWire/ — At the close of the annual shareholders meeting today, F. Joseph (Joe) Loughrey became Hillenbrand, Inc.’s (NYSE:HI) second chairman of the board, with the retirement of former chairman Ray J. Hillenbrand. Also retiring from Hillenbrand’s board was James A. Henderson.  Loughrey is the retired president and chief operating officer of Cummins, Inc., has been a Hillenbrand board member since 2009 and is also the chairman of the Nominating /Corporate Governance Committee for Hillenbrand’s board of directors.

“This is an exciting time at Hillenbrand and Joe Loughrey is going to be an outstanding successor,” said Mr. Hillenbrand. “Joe’s deep industrial expertise and international experience, as well as his familiarity with Hillenbrand, positions him well to guide the board and the company. I’m leaving it in very capable hands.”

Loughrey currently has additional board positions with AB SKF, Vanguard Group, Lumina Foundation for Education, the V Foundation for Cancer Research, and Oxfam America. He has previously served on the Boards of Directors of Cummins (2005-2009) and Sauer-Danfoss, Inc. (2000-2010).  “Ray and Jim have both been instrumental in guiding Hillenbrand’s transformation and I am proud to have this opportunity as chairman going forward,” said Loughrey.

About Hillenbrand, Inc.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F